Exhibit 99.3

Corporate Office P.O. Box 12359 Spring, Texas 77391-2359 www.swn.com

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES CASH TENDER OFFERS FOR SENIOR NOTES

Houston, Texas – September 11, 2017...Southwestern Energy Company (NYSE: SWN) (the “Company”) today announced that it has commenced offers to purchase for cash (collectively, the “Tender Offers” and each a “Tender Offer”) its outstanding senior notes listed in the table below, upon the terms and conditions described in the Company’s Offer to Purchase dated September 11, 2017 (the “Offer to Purchase”).

		Aggregate Principal Amount Outstanding (U.S. $)				Dollars per U.S. $1,000 Principal Amount of Notes
Title of Notes	CUSIP Number		Maximum Sub-Cap (U.S. $)		Acceptance Priority Level	Tender Offer Consideration (U.S. $)	Early Tender Premium (U.S. $)	Total Consideration(1)(2) (U.S. $)
Any and All Tender Offer Notes:

4.05% Senior Notes due 2020(3)	845467AK5	$850,000,000	N/A		N/A	$1,020.00	$50.00	$1,070.00
Maximum Tender Offer Notes:

4.10% Senior Notes due 2022	845467AF6; 845867AH2; U84517AB4	$1,000,000,000	$100,000,000	(4)	1	$910.00	$50.00	$960.00

4.95% Senior Notes due 2025(3)	845467AL3	$1,000,000,000	$100,000,000	(4)	2	$955.00	$50.00	$1,005.00

(1)	Does not include accrued interest, which will also be payable to but not including the applicable settlement date.
(2)	Includes the Early Tender Premium.
(3)	In February and June 2016, Moody’s and S&P downgraded certain senior notes of the Company, increasing the interest rates by 175 basis points effective July 2016. As a result of downgrades, the interest rate increased to 5.80% for the 2020 Notes and to 6.70% for the 2025 Notes.
(4)	The Maximum Aggregate Purchase Price, excluding Accrued Interest, for the Maximum Tender Offer Notes (subject to increase by the Company) will be the Threshold Amount ($800 million) less the aggregate purchase price paid for the 2020 Notes accepted for purchase in the Any and All Tender Offer, excluding Accrued Interest.

Specifically, the Company is offering to purchase any and all 4.05% senior notes due 2020 (the “2020 Notes”) and up to an amount subject to the respective Sub-Caps and priorities (as described below), excluding accrued interest, equal to $800 million (subject to increase by the Company, the “Threshold Amount”) less the aggregate purchase price paid for the 2020 Notes accepted for purchase, excluding accrued interest (as it may be increased by the Company, the “Maximum Aggregate Purchase Price”) of the 4.10% senior notes due 2022 (the “2022 Notes) and 4.95% senior notes due 2025 (the “2025 Notes” and, together with the 2022 Notes, the “Maximum Tender Offer Notes, and collectively with the 2020 Notes and 2022 Notes, the “Notes”). The Tender Offer for the 2020 Notes is referred to herein as the “Any and All Tender Offer” and the Tender Offers for the Maximum Tender Offer Notes are referred to as the “Maximum Tender Offers”.

The Company intends to purchase any and all 2020 Notes validly tendered and not validly withdrawn. Subject to the Maximum Aggregate Purchase Price and/or the Sub-Caps (as defined below, subject to increase by the Company), the amount of a series of Maximum Tender Offer Notes that is purchased in the Maximum Tender Offers on the applicable settlement date will be based on the order of priority (the “Acceptance Priority Level”) for such series of Maximum Tender Offer Notes set forth in the table above, subject to the proration arrangements applicable to the Maximum Tender Offers. Subject to the Maximum Aggregate Purchase Price, the maximum aggregate purchase price (subject to increase by the Company, the “2022 Notes Sub-Cap”) of the 2022 Notes to be paid by the Company will also be limited to $100 million and the maximum aggregate purchase price (subject to increase by the Company, the “2025 Notes Sub-Cap” and together with the 2022 Notes Sub-Cap, the “Sub-Caps”) to paid by the Company for the 2025 Notes will also be limited to $100 million.

The Tender Offers will expire at 12:00 midnight, New York City time, at the end of the day on October 6, 2017, unless extended or terminated by the Company (the “expiration date”). No tenders submitted after the expiration date will be valid. Subject to the terms and conditions of the Tender Offers, the consideration for each $1,000 principal amount of the Notes validly tendered and accepted for purchase pursuant to the Tender Offers will be the applicable tender offer consideration set forth in the above table (with respect to each series of Notes, the “Tender Offer Consideration”). Holders of Notes that are validly tendered prior to 5:00 p.m., New York City time, on September 22, 2017 (subject to extension, the “early tender time”) and accepted for purchase pursuant to the applicable Tender Offer will receive the total consideration that includes the early tender premium for such series of Notes set forth in the table above (the “Early Tender Premium” and, together with the applicable Tender Offer Consideration, the “Total Consideration”). Holders of Notes tendering their Notes after the early tender time will not be eligible to receive the Early Tender Premium. All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will also receive accrued and unpaid interest on such Notes from the last interest payment date with respect to those Notes to, but not including, the applicable settlement date.

Tendered 2020 Notes may be withdrawn from the Tender Offers prior to 5:00 p.m., New York City time, on September 22, 2017, unless extended by the Company. Holders of Notes who tender their Notes after the applicable withdrawal deadline, but prior to the expiration date, may not withdraw their tendered Notes. The Company reserves the right, but is under no obligation, to increase the Maximum Aggregate Purchase Price, the Threshold Amount or the Sub-Caps at any time, subject to applicable law. If the Company increases the Maximum Aggregate Purchase Price, the Threshold Amounts or the Sub-Caps, it does not expect to extend the withdrawal deadlines, subject to applicable law.

The Company reserves the right, but is under no obligation, at any point following the early tender time and before the expiration date, to accept for purchase any 2020 Notes validly tendered prior to the early tender time. The early settlement date will be limited to 2020 Notes tendered prior to the early tender time, will be determined at the Company’s option and is currently expected to occur on September 25, 2017, subject to all conditions to the Any and All Tender Offer having been either satisfied or waived by the Company as of the early settlement date. The Company will purchase any remaining 2020 Notes and, subject to the Maximum Aggregate Purchase Price, the Threshold Amount, the Sub-Caps and proration, and 2022 Notes and 2025 Notes that have been validly tendered and accepted in the applicable Tender Offer prior to the expiration date promptly following the expiration date. The final settlement date is expected to occur on October 10, 2017, the first business day following the expiration date.

If an aggregate principal amount of 2020 Notes validly tendered prior to or subsequent to the early tender time such that the aggregate purchase price for such Notes equals or exceeds the Threshold Amount, holders who validly tender 2022 Notes or 2025 Notes will not have any of their Notes accepted for purchase. Acceptance for tenders of Notes of a series may be subject to proration if the aggregate principal amount of such series of Notes validly tendered would result in an aggregate purchase price that exceeds the applicable Sub-Cap.

As part of the Tender Offers, prior to the early tender time, the Company is also soliciting consents (the “Consent Solicitation”) from the holders of the 2020 Notes for certain proposed amendments that would, among other things, amend certain restrictive covenants contained in the indenture governing the 2020 Notes (the “Proposed Amendments”). Adoption of the Proposed Amendments with respect to the 2020 Notes requires the consent of the holders of at least a majority of the outstanding principal amount of the 2020 Notes. Each holder tendering 2020 Notes prior to the early tender time will be deemed to have consented to the Proposed Amendments and holders of 2020 Notes may not deliver consents to the Proposed Amendments without tendering their 2020 Notes. If the Proposed Amendments become operative with respect to the 2020 Notes, Holders of the 2020 Notes that do not tender their 2020 Notes prior to the expiration date, or at all, will be bound by the Proposed Amendments, meaning that the 2020 Notes will no longer have the benefit of the existing terms of certain covenants contained in the Indenture. In addition, such Holders will not receive either the Tender Offer Consideration or the Early Tender Premium.

The Tender Offers are not conditioned upon the tender of any minimum principal amount of Notes of any series nor on the delivery of a number of consents required to amend the indenture with respect to the 2020 Notes. However, the Tender Offers and Consent Solicitation are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including the Company’s concurrently announced offering of senior notes (the “notes offering”) resulting in gross proceeds of at least $1.15 billion to the Company.

The Company intends to fund the Tender Offers, including accrued and unpaid interest and fees and expenses payable in connection with the Tender Offers, with proceeds from the notes offering and cash on hand.

The purpose of the Tender Offers is to retire debt. If the Tender Offers are not consummated, or if the amount of Notes accepted for purchase in the Tender Offers results in the payment of less than the Maximum Aggregate Purchase Price, the Company may use the remaining amount of proceeds from the notes offering originally dedicated to the Tender Offers to repay or retire other outstanding debt.

J.P. Morgan Securities LLC is the Dealer Manager in the Tender Offers and Consent Solicitation. D.F. King & Co., Inc. has been retained to serve as the Tender Agent and Information Agent for the Tender Offers and Consent Solicitation. Persons with questions regarding the Tender Offers and Consent Solicitation should contact J.P. Morgan Securities LLC at (toll free) (866) 834-4666 or (collect) (212) 834-8553. Requests for the Offer to Purchase should be directed to D.F. King & Co., Inc. at (toll free) (866) 406-2283 or by email to swn@dfking.com.

None of the Company, the dealer manager, the Tender Agent and Information Agent, the trustees under the indentures governing the Notes or any of their respective affiliates is making any recommendation as to whether holders should tender any Notes in response to the Tender Offers and Consent Solicitation. Holders must make their own decision as to whether to participate in the Tender Offers and Consent Solicitation, and, if so, the principal amount of Notes to tender.

This news release shall not constitute an offer to sell, a solicitation to buy or an offer to purchase or sell any securities. The Tender Offers are being made only pursuant to the Offer to Purchase and only in such jurisdictions as is permitted under applicable law. In any jurisdiction in which the Tender Offers are required to be made by a licensed broker or dealer, the Tender Offers will be deemed to be made on behalf of the Company by the Dealer Managers, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Southwestern Energy Company is an independent energy company whose wholly owned subsidiaries are engaged in natural gas and oil exploration, development and production, natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contact:

Randall Barron

Vice President & Treasurer

(832) 796-4851

randall_barron@swn.com

Jennifer Stewart

Senior Vice President and Chief Financial Officer - Interim

(832) 796-7770

jennifer_stewart@swn.com

Forward-Looking Statements

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of natural gas and oil reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; international monetary conditions; unexpected cost increases; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, Southwestern Energy Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

###